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                                                                      EXHIBIT 24

                       CONSENT OF INDEPENDENT ACCOUNTANTS

We consent to the incorporation by reference in the registration statements of Getty Realty Corp. (formerly known as Getty Petroleum Corp.) on Form S-8 (Registration Nos. 33-22653, 33-64746 and 333-23373) of our report dated March 13, 1997, except for Notes 10 and 13, as to which the date is March 21, 1997, on our audits of the consolidated financial statements and financial statement schedule of Getty Realty Corp. and Subsidiaries as of January 31, 1997 and 1996 and for each of the three years in the period ended January 31, 1997 which report has been incorporated by reference in this Annual Report on Form 10-K from the 1997 Annual Report to Stockholders of Getty Realty Corp. and Subsidiaries.





Coopers & Lybrand L.L.P.
New York, New York
March 13, 1997, except for Notes 10 and 13, as to which the date is March 21, 1997.